Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement, which is expected to be filed with the United States Securities and Exchange Commission (the “SEC”) on or about September 5, 2013 on Form S-3 and the related prospectus of Pacific Mercantile Bancorp and subsidiaries (the “Company”) of our report dated March 19, 2013 (which expresses an unqualified opinion and includes an explanatory paragraph relating to uncertainty associated with certain regulatory actions) with respect to the audits of the consolidated financial statements of the Company appearing in the Company’s Annual Report on Form 10-K as of December 31, 2012 and 2011, and for each of the three years in the period ended December 31, 2012, which was filed with the SEC on March 20, 2013.

We also consent to the reference to us under the heading “Experts” in the prospectus, which is a part of this Registration Statement.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

Newport Beach, California
September 5, 2013